Optinose Completes Patient Recruitment in Second Pivotal Trial for
XHANCE in Chronic Sinusitis

Company Expects Top-Line Results in Second Quarter 2022

XHANCE Reaches Important Milestone on Path to be the First FDA-Approved Drug Treatment for the Approximately 30 million Chronic Sinusitis Sufferers in the U.S.

YARDLEY, Pa., Oct. 28, 2021 — Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced it has successfully completed recruitment in the second of two Phase 3b pivotal clinical trials to evaluate the safety and efficacy of XHANCE® (fluticasone propionate) nasal spray as a treatment for patients with chronic sinusitis (CS).

“Today we are announcing completion of recruitment in the second of our two pivotal CS trials,” stated Ramy Mahmoud, M.D., MPH, President and Chief Operating Officer of Optinose. “With the recruitment phase behind us, our clinical team is now focusing on successful completion of both trials and planning for topline results from the first trial in the first quarter of 2022 and from the second trial in the second quarter of 2022. We are grateful to the patients, investigators, and clinical trial site staff who are participating in this research as we work towards achieving the first-ever FDA approval of a medication for chronic sinusitis.”

“Approximately 30 million adults in the U.S. suffer from symptoms of CS and, because there are currently no FDA-approved drug treatments for the disease, we believe the new indication would greatly expand our business opportunities while offering relief to millions of CS sufferers,” said CEO Peter Miller.

About XHANCE
XHANCE is a drug-device combination product that uses an Optinose Exhalation Delivery System (EDS™) that is designed to deliver a topical anti-inflammatory medication to high and deep regions of the nasal cavity. XHANCE was approved for the treatment of nasal polyps in patients 18 years of age or older by the U.S. Food and Drug Administration in September 2017 and is currently being studied for treatment of chronic sinusitis. If successful, XHANCE may be the first FDA-approved drug product for chronic sinusitis.

Important Safety Information

CONTRAINDICATIONS: Hypersensitivity to any ingredient in XHANCE.

WARNINGS AND PRECAUTIONS:
a.Local Nasal Effects: epistaxis, erosion, ulceration, septal perforation, Candida albicans infection, and impaired wound healing. Monitor patients periodically for signs of possible changes on the nasal mucosa. Avoid use in patients with recent nasal ulcerations, nasal surgery, or nasal trauma.
b.Close monitoring for glaucoma and cataracts is warranted.
c.Hypersensitivity reactions (e.g., anaphylaxis, angioedema, urticaria, contact dermatitis, rash, hypotension, and bronchospasm) have been reported after administration of fluticasone propionate. Discontinue XHANCE if such reactions occur.
d.Immunosuppression: potential increased susceptibility to or worsening of infections (e.g., existing tuberculosis; fungal, bacterial, viral, or parasitic infection; ocular herpes simplex). Use with caution in patients with these infections. More serious or even fatal course of chickenpox or measles can occur in susceptible patients.
e.Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage in susceptible individuals. If such changes occur, discontinue XHANCE slowly.
f.Patients with major risk factors for decreased bone mineral content should be monitored and treated with established standards of care.

ADVERSE REACTIONS: The most common adverse reactions (incidence ≥ 3%) are epistaxis, nasal septal ulceration, nasopharyngitis, nasal mucosal erythema, nasal mucosal ulcerations, nasal congestion, acute sinusitis, nasal septal erythema, headache, and pharyngitis.

DRUG INTERACTIONS: Strong cytochrome P450 3A4 inhibitors (e.g., ritonavir, ketoconazole): Use not recommended. May increase risk of systemic corticosteroid effects.

USE IN SPECIFIC POPULATIONS: Hepatic impairment. Monitor patients for signs of increased drug exposure.

INDICATION AND USAGE: XHANCE is a corticosteroid indicated for the treatment of nasal polyps in patients 18 years of age or older.

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose, and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the Company's plans to seek approval for a follow-on indication for XHANCE for the treatment of chronic sinusitis and the potential benefits of such indication; the potential for XHANCE to be the first drug treatment approved by the FDA for chronic sinusitis; the Company’s expectation of top-line results in the first quarter of 2022 from its first chronic sinusitis trial and in the second quarter of 2022 from its second chronic sinusitis trial; the Company’s belief that, if an indication for chronic sinusitis is successfully obtained, the new indication would greatly expand the Company’s business opportunities while offering relief to millions of CS sufferers, and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: risks and uncertainties relating to the completion and results of the clinical trials evaluating XHANCE for the treatment of chronic sinusitis; risks and uncertainties related to the clinical development program and regulatory approval of XHANCE for the treatment of chronic sinusitis; impact of, and uncertainties caused by the COVID-19 pandemic; physician and patient acceptance of XHANCE for its current and any potential future indication; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (market access); market opportunities for XHANCE may be smaller than expected; risks and uncertainties relating to intellectual property; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Investor Relations Contact
Jonathan Neely
jonathan.neely@optinose.com
267-521-0531